Exhibit 99.1

WILLIAMS COAL SEAM GAS ROYALTY TRUST

PRESS RELEASE

     Williams Coal Seam Gas Royalty Trust Announces Quarterly Cash Distribution

     DALLAS, TEXAS, February 4, 2004 — Bank of America, N.A., as trustee of Williams Coal Seam Gas Royalty Trust, today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.329589 per unit, payable February 27, 2004 to unitholders of record on February 17, 2004.

     The Trust owns net profits interests in certain proved coal seam gas properties owned by Williams Production Company (WPC) and located in the San Juan Basin of northwestern New Mexico and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”). WPC reported that production attributable to its gross interests in the properties burdened by the Trust’s net profits interests was 4.4 trillion British thermal units (TBtu) during the period associated with this quarterly cash distribution compared to 6.0 TBtu during the preceding period. When prior period adjustments are excluded, production in the current quarter was 5.0 TBtu compared to a similar 5.2 TBtu in the preceding quarter. The distribution per unit decreased from $0.441042 to $0.329589 primarily as a result of a decrease in revenue attributable to an negative retroactive adjustment of $0.017 for the Working Interest Properties in the fourth quarter of 2003 compared to a positive retroactive adjustment of $0.054 for the third quarter of 2003 resulting in a total decrease of $0.071 from the preceding quarter to this quarter.

     The preliminary report of estimated reserve volumes to be published in the 2003 Annual Report and 10-K are expected to be approximately 44,363,000 mcf with an estimated future net value of $113,683,000 and a discounted value, at 10% discount, of $65,326,000 remaining as of 12/31/03. This updated annual reserve report will be prepared based on SEC criteria as of 12/31/03 pricing and estimated quantities. This estimate will be included with the 2003 10-K filing and the 2003 Annual Report. In October 2002, the field rules for the Basin Fruitland Coal Gas Pool in New Mexico were revised to allow an optional second (infill) well in certain designated areas of the pool. As of July 2003, the infill drilling rules were further modified to allow such infill drilling in all areas of the pool. The Trust is entitled to receive 20 percent of the Infill Net Proceeds. The Working Interest Properties contain 529 infill locations of which 102 have been spud with 291 remaining locations being evaluated as containing proved undeveloped reserves according to SEC guidelines.

     The gas price of $5.610 per MMBtu used in these projections for the Farmout Properties is based on December 2003 Blanco Hub Index Price reported by WPC. The gas price for the Working Interest Properties is the adjusted price of $3.805 per MMBtu until December 31, 2012, after which the contract will no longer be in effect. Beginning in the year 2013, the gas price is $5.610 per MMBtu, based on the December 2003 Blanco Hub Index Price.

     The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.

     For more information on Williams Coal Seam Gas Royalty Trust, please visit our website at www.wtu-williamscoalseamgastrust.com.

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CONTACT:
Ron E. Hooper, Senior Vice President Bank of America, N.A., Trustee (800) 365-6544